Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Forms S-3 (Nos. 333-151499, 333-161394 and 333-174740), Forms S-4 (Nos. 333-104818, 333-170151) and Forms S-8 (Nos. 333-65516, 333-44820, 333-38312, 333-37656, 333-72117, 333-152769, 333-161395, 333-171721) of Old National Bancorp of our report dated October 14, 2011, with respect to the consolidated statement of assets acquired and liabilities assumed by Old National Bank (a wholly-owned subsidiary of Old National Bancorp) pursuant to the Purchase and Assumption Agreement dated July 29, 2011, as amended, in this Form 8-K/A.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Louisville, Kentucky
October 14, 2011